As filed with the Securities and Exchange Commission on August 24, 2007

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________
GEOVIC MINING CORP.
(Exact name of registrant as specified in its charter)

Delaware	20-5919886
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

743 Horizon Court, Suite 300A
Grand Junction, Colorado 81506
(Address of Principal Executive Offices, including zip code)

SEE ATTACHED LIST
(Full title of the plan)

John E. Sherborne
Chief Executive Officer
743 Horizon Court, Suite 300A
Grand Junction Colorado 81506
(970) 256-9681
(Name, address, including zip code, and telephone number,
including area code of agent for service)

Copies To:

Alan W. Peryam, Esq.
Alan W. Peryam, LLC
555 East 8th Ave
Denver, Colorado 80203
(303) 866-0900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.0001 per share	4,815,500	$0.05	$240,775.00	$7.39
Common Stock, par value $.0001 per share	2,192,842	$0.08	$175,427.36	$5.39
Common Stock, par value $.0001 per share	248,744	$0.10	$24,874.40	$0.76
Common Stock, par value $.0001 per share	1,654,520	$0.15	$248,178.00	$7.62
Common Stock, par value $.0001 per share	794,236	$0.23	$182,674.28	$5.61
Common Stock, par value $.0001 per share	360,968	$0.38	$137,167.84	$4.21
Common Stock, par value $.0001 per share	88,628	$0.56	$49,631.68	$1.52
Common Stock, par value $.0001 per share	452,180	$1.08	$488,354.40	$14.99
Common Stock, par value $.0001 per share	20,000	$1.22	$24,400.00	$0.75
Common Stock, par value $.0001 per share	709,766	$1.30	$922,695.80	$28.33
Total	11,337,384		$2,494,178.76	$76.57

(1)	This registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of determining the registration fee, based on the exercise price.

List of Employee Benefit Plans

Geovic Mining Corp. Stock Option of Dominic Arrieta dated December 1, 2006
Geovic Mining Corp. Stock Option of John Batchelor dated December 1, 2006
Geovic Mining Corp. Stock Option of Edouard Bateky dated December 1, 2006
Geovic Mining Corp. Stock Option of David Beling dated December 1, 2006(1)
Geovic Mining Corp. Stock Option of Gloria Berquist dated December 1, 2006
Geovic Mining Corp. Stock Option of Dawn Buckovic dated December 1, 2006(1)
Geovic Mining Corp. Stock Option of John F. Buckovic dated December 1, 2006
Geovic Mining Corp. Stock Option of Jon Joseph Buckovic dated December 1, 2006
Geovic Mining Corp. Stock Option of Richard Buckovic dated December 1, 2006
Geovic Mining Corp. Stock Option of Ruth Buckovic dated December 1, 2006
Geovic Mining Corp. Stock Option of William Buckovic dated December 1, 2006(1)
Geovic Mining Corp. Stock Option of Nikolai Burcham dated December 1, 2006
Geovic Mining Corp. Stock Option of Thurston Bybee dated December 1, 2006
Geovic Mining Corp. Stock Option of David Cehrs dated December 1, 2006
Geovic Mining Corp. Stock Option of Milt Christiansen dated December 1, 2006
Geovic Mining Corp. Stock Option of Dwight Despain dated December 1, 2006
Geovic Mining Corp. Stock Option of Rob Duncan dated December 1, 2006
Geovic Mining Corp. Stock Option of Rolf Glerum dated December 1, 2006
Geovic Mining Corp. Stock Option of Anicet Guessou dated December 1, 2006
Geovic Mining Corp. Stock Option of Glen Haddock dated December 1, 2006
Geovic Mining Corp. Stock Option of Roger Harris dated December 1, 2006
Geovic Mining Corp. Stock Option of Bruce Hinchey dated December 1, 2006
Geovic Mining Corp. Stock Option of Karen Hinchey dated December 1, 2006
Geovic Mining Corp. Stock Option of Patrick Huff dated December 1, 2006
Geovic Mining Corp. Stock Option of Zachary Huff dated December 1, 2006
Geovic Mining Corp. Stock Option of Lee Lamers dated December 1, 2006
Geovic Mining Corp. Stock Option of Terry Lamers dated December 1, 2006

List of Employee Benefit Plans

Geovic Mining Corp. Stock Option of James Marr dated December 1, 2006
Geovic Mining Corp. Stock Option of Robert Marr dated December 1, 2006
Geovic Mining Corp. Stock Option of Michael Mason dated December 1, 2006
Geovic Mining Corp. Stock Option of Lemont McCracken dated December 1, 2006
Geovic Mining Corp. Stock Option of Paul McKay dated December 1, 2006
Geovic Mining Corp. Stock Option of Gary Morris dated December 1, 2006(1)
Geovic Mining Corp. Stock Option of Jacques Nickols dated December 1, 2006
Geovic Mining Corp. Stock Option of Karen Perret dated December 1, 2006
Geovic Mining Corp. Stock Option of George Pribyl dated December 1, 2006
Geovic Mining Corp. Stock Option of John & Janet Robertson dated December 1, 2006
Geovic Mining Corp. Stock Option of Lisa (Saunders) Ryan dated December 1, 2006
Geovic Mining Corp. Stock Option of Erwin Schutfort dated December 1, 2006
Geovic Mining Corp. Stock Option of Shrinivas Shastry dated December 1, 2006
Geovic Mining Corp. Stock Option of John Sherborne dated December 1, 2006(1)
Geovic Mining Corp. Stock Option of Shelia Short dated December 1, 2006(1)
Geovic Mining Corp. Stock Option of Windy Short dated December 1, 2006
Geovic Mining Corp. Stock Option of Ralph Specht dated December 1, 2006
Geovic Mining Corp. Stock Option of Gerald Tarter dated December 1, 2006
Geovic Mining Corp. Stock Option of Cheryl Wilson dated December 1, 2006
Geovic Mining Corp. Stock Option of Geoff Wyatt dated December 1, 2006

____________________

(1) Legend A Stock Option, all others are Legend B

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to the instructions for Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Geovic Mining Corp. (“Geovic Mining” or the “Registrant”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s Registration Statement on Form 10 (No. 000-52646), as filed with the Commission on May 14, 2007, with amendments filed previously on July 5, 2007, August 14, 2007 and August 15, 2007.

(b)	the description of the Registrant’s Common Stock set forth under the caption “General Description of Capital Structure” in the Registrant’s Registration Statement on Form 10 (No. 000-52646), as filed with the Commission on May 14, 2007, with amendments filed previously on July 5, 2007, August 14, 2007 and August 15, 2007.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (not including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

     Geovic Mining’s Certificate of Incorporation provides that we shall indemnify any director or officer of Geovic Mining or any person who was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Our Certificate of Incorporation also eliminates in certain circumstances the liability of directors of Geovic Mining for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to Geovic Mining or our stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Geovic Mining’s By-laws require us to indemnify any director or officer of Geovic Mining, or any person who is or was serving at our request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer or former director or officer, of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation, upon such terms and conditions, if any, as the corporation deems appropriate, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

     Section 145 additionally provides that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

     Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     We obtained officers’ and directors’ liability insurance for members of our Board of Directors and executive officers of Geovic Mining which became effective following completion of the RTO in December 2006. In addition to the indemnification provided in the Certificate of Incorporation and Bylaws, we also have agreed to indemnify our directors and officers. These agreements generally act as a supplement to the indemnification provisions set forth in our Certificate of Incorporation and Bylaws and Section 145, as in effect from time to time. Generally, these agreements require Geovic Mining to indemnify our directors and executive officers for any reasonable expenses they incur in connection with any action, suit or other proceeding brought against them as a result of their status as a director or executive officer of Geovic Mining or a subsidiary entity. This indemnification will be required only where an individual director or executive officer has acted in good faith and in a manner which he or she reasonably believes was in, or not adverse to, the best interests of Geovic Mining. These indemnification agreements will also require Geovic Mining to advance the expenses of an individual director or executive officer prior to the final disposition of any action, suit or other proceeding, following receipt by Geovic Mining of a statement requesting the advance and providing reasonable detail of expenses incurred. We believe that these indemnification agreements and the provisions of our Certificate of Incorporation and By-laws described in the preceding paragraphs, are necessary and advisable in order to attract and retain highly qualified persons to serve on our Board of Directors and as executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit list.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2)      That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Junction, State of Colorado on the 24th day of August 2007.

Geovic Mining Corp. By: /s/ John E. Sherborne Name: John E. Sherborne Title: Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints, jointly and severally, John E. Sherborne, William A. Buckovic and Greg Hill, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) a registration statement on Form S-8, or such other form as may be recommended by counsel, to be filed with the Securities and Exchange Commission (the “Commission”), and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements or statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, with respect to the Company’s benefit and incentive plans, and (2) any registration statements, reports and applications relating thereto to be filed by the Company with the Commission and/or any national securities exchanges under the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ John E. Sherborne	Chief Executive Officer and Director	August 24, 2007
John E. Sherborne	(Principal Executive Officer)

/s/ William A. Buckovic	President and Director	August 24, 2007
William A. Buckovic

/s/ Greg Hill	Acting Chief Financial Officer	August 24, 2007
Greg Hill	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Robert J. (Don) MacDonald	Director	August 24, 2007
Robert J. (Don) MacDonald

/s/ Michael T. Mason	Director	August 24, 2007
Michael T. Mason

EXHIBIT INDEX
Number	Title of Exhibit

4.1	Certificate of Incorporation (incorporated herein by reference to the Registrant’s Registration Statement on Form 10 (No. 000-52646), filed with the Commission on May 14, 2007).
4.2	By-Laws (incorporated herein by reference to the Registrant’s Registration Statement on Form 10 (No. 000-52646), filed with the Commission May 14, 2007).
*4.4	Form of Geovic Mining Corp. Stock Option (Legend A)
*4.5	Form of Geovic Mining Corp. Stock Option (Legend B).
*5.1	Opinion of Alan W. Peryam, LLC regarding the legality of the securities being offered hereby.
*23.1	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (included on signature page of this Registration Statement on Form S-8).
___________________
* Filed herewith.